                                                                  Exhibit (d)(5)
                                                                  --------------

                          HALLWOOD ENERGY CORPORATION
                           4610 South Ulster Street
                                   Suite 200
                               Denver, Colorado

                               December 14, 2001


Pure Resources, Inc.
500 West Texas, Suite 200
Midland, TX 79701

Gentlemen:

     In connection with our discussions concerning a possible transaction (the "Transaction") involving Hallwood Energy Corporation ("HEC"), on the one hand, and Pure Resources, Inc. ("Pure") on the other, each of us have been or will be furnished in confidence certain information respecting the businesses, properties and operations of the other party. Such information is to be used for the sole purpose of permitting each party to evaluate what, if any further interest it has in a Transaction. All such information, together with all notes, summaries, evaluations, analyses or other material derived from such information, is referred to as the "Evaluation Material." Each of us agree that the Evaluation Material is proprietary and confidential and that damage could result to the other party if it is disclosed to any third party, and that the Evaluation Material has been furnished subject to, and in consideration of, the agreement of each of us that we will maintain its confidentiality and that each of us will use it solely for the intended evaluation and no other purpose, and will not disclose it to others, except as authorized in writing.

     Each party's obligation of confidentiality, non-use and non-disclosure under this agreement does not prevent the use or disclosure to others of information that (a) the party can demonstrate was in the party's possession prior to the date of this letter agreement, or (b) is now in the public domain, or hereafter enters the public domain through no violation by the party or its agents of the party's obligations under this letter, or (c) is lawfully obtained from a source (other than the other parties or their affiliates or representatives) in accordance with terms and conditions, if any, imposed by such source respecting the use and disclosure thereof; provided, however, that,
                                                       --------  -------
to the best of the party's knowledge, such source was not at the time bound by a confidentiality agreement with the other party or any of its affiliates or representatives.

     Each of us may, only to the extent necessary for us to make the contemplated evaluation, disclose the Evaluation Material to our directors, officers, shareholders, employees, agents, consultants and advisors who need to know the information for the purpose described in this letter, provided those individuals recognize the confidential nature of the Evaluation Material and agree to be legally bound to the same burdens of confidentiality, non-use and non-disclosure to which each of us are bound by this agreement. Each of us agree to be responsible for any breach of this agreement by those directors, officers, shareholders, employees, agents, consultants and advisors.

Pure Resources, Inc.
December 14, 2000
Page 2

     Without the prior written consent of the other party, neither party nor its directors, officers, shareholders, employees, agents, consultants and advisors will confirm or deny any statement made by any third party regarding the Evaluation Material, disclose to any person the fact that the Evaluation Material has been made available to it or that any investigations, discussions or negotiations are taking place concerning a Transaction or any of the terms, conditions or other facts with respect to any such possible transaction, including, the status of any transaction.

     In consideration of HEC's receipt of the Evaluation Material from Pure, HEC agrees that, for a period of one year from the date of this letter, unless HEC has first received the express written consent of the Board of Directors of Pure, HEC will not directly or indirectly in any manner:

     (i) acquire, offer to acquire or agree to acquire any securities of Pure or its affiliates or any rights or options to acquire such securities,

     (ii) make or in any way participate in any "solicitation of proxies" to vote such securities (as such terms are used in the proxy rules of the Securities and Exchange Commission, whether or not such rules are applicable to the solicitation),

     (iii) participate in any effort to oppose any recommendation made by the Board of Directors of Pure or its affiliates to its securityholders regarding the sale of Pure or its affiliates,

     (iv) make any proposal or take any action with respect to any of the foregoing that would result in or would reasonably be expected to result in a public announcement of such action by Pure or any other person; or

     (v) use the Evaluation Material in connection with competing with Pure, or in a manner that would result in an economic benefit to HEC or in an adverse impact on Pure.

     In consideration of Pure's receipt of the Evaluation Material from HEC, Pure agrees that, for a period of one year from the date of this letter, unless Pure has first received the express written consent of the Board of Directors of HEC, Pure will not directly or indirectly in any manner:

     (i) acquire, offer to acquire or agree to acquire any securities of HEC or its affiliates or any rights or options to acquire such securities,

     (ii) make or in any way participate in any "solicitation of proxies" to vote such securities (as such terms are used in the proxy rules of the Securities and Exchange Commission, whether or not such rules are applicable to the solicitation),

     (iii) participate in any effort to oppose any recommendation made by the Board of Directors of HEC or its affiliates to its securityholders regarding the sale of HEC or its affiliates,

Pure Resources, Inc.
December 14, 2000
Page 3

     (iv) make any proposal or take any action with respect to any of the foregoing that would result in or would reasonably be expected to result in a public announcement of such action by HEC or any other person; or

     (v) use the Evaluation Material in connection with competing with HEC, or in a manner that would result in an economic benefit to Pure or in an adverse impact on HEC.

     The intention of this agreement is to restrict the use of the Evaluation Material, and is not otherwise intended to prohibit the party that receives Evaluation Material from competing with the other party in any area, whether in the vicinity of the current activities of the party providing the Evaluation Material or otherwise, as long as the party receiving the Evaluation Material does not use any of the Evaluation Material to engage in such competition.

     Each of us hereby acknowledge that we are aware that applicable United States laws and regulations prohibit any person who has material, non-public information concerning the other party from purchasing or selling the securities of the other party or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such a person is likely to purchase or sell such securities.

     Upon termination or conclusion of each of our evaluations (if a Transaction is not consummated), each of us and each of our directors, officers, shareholders, employees, agents, consultants and advisors to whom either of us have disclosed the Evaluation Material shall, upon the request of the other party, immediately return to the other party, or destroy, all Evaluation Material received from the other party or any of its affiliates, including all papers, records, documents, summaries and the like of every kind, including electronically stored data and information, and any and all copies thereof and shall destroy all notes, summaries, evaluations, analyses or other material derived from information received from the other party or any of its affiliates, including electronically stored data and information and any and all copies thereof that either of us or any of our directors, officers, shareholders, employees, agents, consultants and advisors created based on Evaluation Material received from the other party or any of its affiliates.

     The parties acknowledge that the individuals that are acting as their outside accountants, attorneys and financial advisors may be affiliated with entities in which other individuals may be engaged to render services or advice to entities that may be interested in participating in transactions with or competing with either of us. This agreement does not prohibit such other individuals from being so engaged in the ordinary course of their practice as accountants, attorneys or financial advisors so long as the entity with which the individuals are affiliated has established and maintains a "Chinese Wall" between individuals who receive Evaluation Material under this agreement and the other individuals who may be involved in other engagements so that such other individuals do not have access to the Evaluation Material. In any event, all individuals who have been given access to the Evaluation Material shall be bound by this agreement.

Pure Resources, Inc.
December 14, 2000
Page 4

     Damages resulting from the breach of the terms hereof may well be impossible to measure accurately, and injuries sustained by the other party from any such breach might well be incalculable and irremediable. Therefore, each of us acknowledge that in the event of such breach, the other party shall be entitled to specific performance of the covenants contained in this agreement in addition to any other remedy to which it may be entitled in law or in equity. Moreover, should litigation be necessary to enforce any provision hereof, the other party, should it prevail, shall be entitled to recover all costs, including reasonable attorneys' fees.

     This letter agreement is for the benefit of each of us, enforceable by either of us in accordance with its terms, and shall be governed by and construed in accordance with the laws of the State of Texas. All modifications of and amendments to this letter agreement must be in writing signed on behalf of HEC and Pure.

     If you agree with the foregoing, please indicate your agreement to be legally bound, and your acceptance of the terms hereof by signing in the space provided below and returning the enclosed duplicate original of this letter, which will then constitute a binding agreement between HEC and Pure.

                                        Sincerely

                                        HALLWOOD ENERGY CORPORATION



                                        By:  /s/ Russell P. Meduna
                                             --------------------------
                                        Name: Russell P. Meduna
                                              -------------------------
                                        Title: Executive Vice President
                                               ------------------------

ACCEPTED AND AGREED TO:

PURE RESOURCES, INC.


By:   /s/ Dan P. Calwell
   ---------------------
Name:  Dan P. Calwell
       -----------------
Title:  Vice President
        ----------------